Exhibit 10.55

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made and entered into as of November 12, 2022 (the "Execution Date"), by and between NRx Pharmaceuticals, Inc., a Delaware corporation ("NRx Pharma"), and its wholly-owned subsidiary, NeuroRx, Inc., a Delaware corporation ("NeuroRx", and collectively with NRx Pharma, "NRx"), on the one hand, and RELIEF THERAPEUTICS Holding SA, a corporation organized under the laws of Switzerland ("Holding"), and its wholly-owned subsidiary, Relief Therapeutics International SA, f/k/a Therametrics Discovery AG ("International", and collectively with Holding, "Relief"), on the other hand. NRx and Relief are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

Recitals

A.             Holding, International, and NeuroRx are parties to that certain Binding Collaboration Agreement, dated as of September 18, 2020 (the "Collaboration Agreement"), which established the terms under which the Parties would collaborate and assist each other with the development and future sale of aviptadil, including but not limited to intravenous and inhalation use primarily as a treatment for COVID-19.

B.             The Parties have each filed suit in the Supreme Court of the State of New York for the county of New York, captioned (i) Relief Therapeutics Holding AG and Relief Therapeutics International SA (f/k/a Therametrics Discovery AG) v. Jonathan Cogswell Javitt ("Javitt") and NeuroRx, Inc. (Index No. 655857/2021), and (ii) NeuroRx, Inc. v. Relief Therapeutics Holding AG and Relief Therapeutics International SA (f/k/a Therametrics Discovery AG) (Index No. 650162/2022) (collectively, the "Litigations").

C.             In order to settle these disputes, simultaneously with the execution of this Agreement, the Parties (and the other parties to the Litigations other than Javitt) are executing a Settlement Agreement in the form attached hereto as Exhibit D ("Settlement Agreement"), which will, as of the Closing Date (as hereinafter defined), settle the Litigations between the Parties, and the Parties are entering into this Agreement pursuant to which NRx will sell to Relief, and Relief will purchase from NRx, the Transferred Assets (as defined below), all upon the terms and subject to the conditions set forth herein and in the Ancillary Agreements (the "Transactions").

D.             Under the Settlement Agreement, at the Closing Date the Collaboration Agreement shall be cancelled and shall be of no further force or effect.

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In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Agreement

SECTION 1.     Definitions

1.1           "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity, voting securities, beneficial interest, by contract or otherwise.

1.2           "Ancillary Agreements" means, collectively, the Patent Assignment Agreement in the form attached hereto as Exhibit A, the Assignment and Assumption Agreement in the form attached hereto as Exhibit B and the Bill of Sale in the form attached hereto as Exhibit C.

1.3           "Assumed Liabilities" has the meaning set forth in Section 2.3.

1.4           "Bankruptcy, Equity and Indemnity Exception" has the meaning set forth in Section 3.5.

1.5           "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York or the Canton of Geneva, City of Geneva, Switzerland.

1.6           "Calendar Half Year" means each successive period of six (6) calendar months commencing on January 1, and July 1, except that the first Calendar Half Year shall commence on the Closing Date and end on the day immediately prior to the first to occur of January 1 or July 1 after the Closing Date.

1.7           "Calendar Year" means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year shall commence on the Closing Date and end on December 31, 2022.

1.8           "Claim Notice" has the meaning set forth in Section 7.3(b).

1.9           "Closing" has the meaning set forth in Section 2.5.

1.10         "Closing Date" has the meaning set forth in Section 2.5.

1.11         "Commercially Reasonable Efforts" means with respect to the efforts to be expended by a Party, with respect to any objective under this Agreement, reasonable, diligent, and good faith efforts to accomplish such objective as a reasonable party with the expertise that the relevant Party would normally use to accomplish a similar objective under similar circumstances, taking into account all reasonable factors and exercising reasonable business or legal judgment, as appropriate.

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1.12         "Competing Product" means any product containing the Compound as an active ingredient, including the Product.

1.13         "Compound" means aviptadil, as further described on Schedule 1.13.

1.14         "Confidential Information" means all non-public information of a confidential or proprietary nature disclosed under this Agreement by or on behalf of a Party to the other Party (whether or not specifically labeled or identified as "confidential"), in any form or medium, including any such information that relates to the Transferred Assets, the Compound and the Product, and any rights or obligations under this Agreement. Confidential Information includes the following: (i) internal business information (including information relating to plans for studies, trials and formulations, strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); (ii) information that identifies individual requirements of, and specific contractual arrangements with, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets and other Know-How; and (iv) compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and databases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. On and after the Closing Date, subject to Section 8.2, all Confidential Information relating solely to the Transferred Assets and the Product shall be deemed to be the Confidential Information of Relief, and NRx shall be deemed the receiving Party and Relief shall be deemed the disclosing Party with respect thereto.

1.15         "Controlling Party" has the meaning set forth in Section 7.3(c).

1.16         "COVID-19" means any disease, condition or ailment caused by, or associated with, or reasonably related to, the novel 2019 coronavirus, SARS-COV-2.

1.17         "Damages" means actual losses, costs, damages and expenses, including reasonable out-of-pocket attorneys’ fees and expenses, and reasonable fees and expenses of other professionals and experts (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing an Indemnified Party’s right to indemnification against any indemnifying Party, provided, however, that “Damages” shall not include punitive, incidental, consequential, special or indirect damages (including loss of revenue, diminution in value and any damages based on any type of multiple).

1.18         "Disclosure Schedule" means the disclosure schedule that has been prepared by NRx and delivered to Relief on the Execution Date.

1.19         "Dollars" or "$" means the legal tender of the United States.

1.20         "Execution Date" has the meaning set forth in the Preamble of this Agreement.

1.21         "Excluded Assets" has the meaning set forth in Section 2.2.

1.22         "Excluded Liabilities" has the meaning set forth in Section 2.4.

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1.23         "FDA" means the United States Food and Drug Administration, or any successor agency thereto.

1.24         "FDCA" means the Federal Food, Drug and Cosmetic Act, as amended, and all related rules, regulations and guidelines.

1.25         "Field" means the treatment, prevention, detection, diagnosis, prognosis, palliation, monitoring or predisposition testing of any indication, disease or condition in humans.

1.26         "Governmental Authority" means any national, federal, regional, state, provincial, local or other governmental authority or instrumentality, legislative body, court, registrar (such as the United States Patent and Trademark Office), administrative agency, regulatory body or commission, including any multinational authority having governmental powers.

1.27         "IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

1.28         "IND" means an application filed with a Regulatory Authority for authorization to commence clinical studies of a Product, including (i) an Investigational New Drug Application as defined in the FDCA, (ii) any equivalent of a United States IND in other countries or regulatory jurisdictions, and (iii) all supplements, amendments, variations, extensions, and renewals thereof.

1.29         "Indemnified Party" means the Person entitled to indemnification under Section 7 of this Agreement.

1.30         "Indemnifying Party" means the Party obligated to indemnify the Indemnified Party under Section 7.

1.31         "Intentionally Left Blank

1.32         "Knowledge" means, with respect to a particular fact or matter and a Party, the actual knowledge of any Knowledge Party of such Party, in each case following reasonable inquiry with respect to such fact or matter; provided, however, that such reasonable inquiry shall not require the Party to obtain a "freedom to operate" opinion or similar opinion of counsel or any Patent, trademark, or other intellectual property clearance search or review.

1.33         "Knowledge Party" means with respect to any Party, such Party's (i) Chief Executive Officer, (ii) Chief Scientific or Medical Officer, and (iii) Chief Legal Officer, or any individual employed by the Party who performs such tasks. For clarity, the NRx's Knowledge Parties include the individuals listed on Schedule 1.33.

1.34         "Know-How" means non-public proprietary knowledge, scientific information, formulae, processes, plans, technical information, new product information, test procedures, experience, data, technology, design information, Trade Secrets, and other information and knowledge, regardless of whether patentable or patented or not. The fact that a part of a compilation of data is in the public domain shall not prevent the compilation of data as such, or any one or more of the other elements of the compilation, from being Know-How.

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1.35         "Know-How Confidential Information" has the meaning set forth in Section 3.6(h).

1.36         "Law" means any federal, state, local, municipal, foreign or other law, statute, constitution, common law, rule, regulation, executive order, injunction, judgment, order, award, decree, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.37         "Legal Proceeding" means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel. Legal Proceeding excludes office actions occurring in the course of prosecution of a trademark or a Patent.

1.38         "Liability" or "Liabilities" means any and all debts, liabilities, costs, assessments, expenses, claims, losses, and Damages.

1.39         "Lien" or "Liens" means any security interest, pledge, license, encumbrance, hypothecation, mortgage, deed of trust, conditional sales charge or other similar arrangement, or interest in real or personal property or other property, including intellectual property.

1.40         "Marketing Approval" means, with respect to a country or jurisdiction, any and all approvals (including approvals of NDAs), licenses, registrations, or authorizations of any Regulatory Authority or other Governmental Authority necessary for the commercial marketing and sale of the Product in such country or other jurisdiction.

1.41         "Material Adverse Effect" means an event, development, change, effect or circumstance that has had or could reasonably be expected to have a material and adverse effect on the Transferred Assets or the Assumed Liabilities taken as a whole; provided that the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect: any adverse effect resulting from (a) general business or economic conditions affecting all industries (unless such conditions affect the Transferred Assets or Assumed Liabilities to a greater degree than other similar businesses), (b) conditions generally affecting the healthcare or pharmaceutical industry (unless such conditions affect the Transferred Assets or Assumed Liabilities to a greater degree than other similar businesses), (c) the announcement, execution or delivery of this Agreement or the pendency of the Transactions, or the taking of any action required by and in accordance with this Agreement, including the impact of any of the foregoing on the relationships, contractual or otherwise with any customers, suppliers, distributors, partners, employees or contractors or other business relations, (d) any change in IFRS or any change in applicable Laws or the interpretation thereof, (e) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyberattack or terrorism threatened or underway as of the Execution Date of this Agreement, (f) the taking of any action by NRx at the request or with the consent of Relief, or (g) any epidemic, plague, pandemic or other outbreak of illness or public health event, hurricane, earthquake, flood or other natural disasters, acts of God or change resulting from weather conditions.

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1.42         "NDA" means a New Drug Application, as defined in the FDCA.

1.43         "Net Sales" means:

[Redacted].

1.44         "Non-Competition Term" has the meaning set forth in Section 5.6.

1.45         "Non-Controlling Party" has the meaning set forth in Section 7.3(c).

1.46         "NRx Representative" has the meaning set forth in Section 3.6(f).

1.47         "NRX's Right to Try Program" means the program started by NRx relating to the use of the Product according to S.204, the "Trickett Wendler, Frank Mongiello, Jordan McLinn and Matthew Bellina Right to Try Act," and any national applications in force in the U.S. to the Execution Date.

1.48         "Patents" means all rights in United States and foreign patents and patent applications (including provisional applications) published or unpublished, filed or not yet filed and patent disclosures, and including, without limitation, all divisionals, utility patents, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates, and foreign counterparts of any of the foregoing.

1.49         "Permitted Liens" means any Lien: (i) caused by applicable Law that does not or would not be reasonably expected to detract from the current value of, or interfere with, the current use and enjoyment of any Transferred Asset subject thereto or affected thereby in the ordinary course of business of the development, manufacture or commercialization of the Product; (ii) arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business that are transferred to Relief as part of the Transactions; and (iii) and other imperfections of title or Liens, if any, that have not had, and would not have, a Material Adverse Effect.

1.50         "Person" means any individual, Governmental Authority, corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, or entity.

1.51         "Pre-Closing Period" has the meaning set forth in Section 5.1.

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1.52         "Product" means any product containing the Compound as an active ingredient for all routes of administration. Relief has historically called the Product RLF-100® (and it is referred to as such in the Collaboration Agreement) and NRx has historically called the Product Zyesami®.

1.53         "Regulatory Authority" means, in a particular country or regulatory jurisdiction, any applicable supranational, national, regional, state, or local regulatory agency, department, bureau, commission, council, or other Governmental Authority involved in regulating pharmaceutical products in such country or regulatory jurisdiction, including the FDA.

1.54         "Regulatory Filings" means all applications, registrations, licenses, permits, authorizations and approvals, including all non-clinical and clinical study authorization applications or notifications (including all INDs), and amendments and supplements to any of the foregoing, in each case related to the Product.

1.55         "Relief Indemnified Party" has the meaning set forth in Section 7.1.

1.56         "Royalty Payment" or "Royalty Payments" has the meaning set forth in Section 2.6(a).

1.57         "Royalty Term" has the meaning set forth in Section 2.6(c).

1.58         "SEC" has the meaning set forth in Section 8.3(b).

1.59         "Selling Party" has the meaning set forth in Section 1.43.

1.60         "Tax" or "Taxes" means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, surtax, excise tax, transfer tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), documentary charges, recording fees, levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Authority, or (b) payable pursuant to any tax-sharing agreement or similar contract.

1.61         "Third Party" means, with respect to either Party, any Person other than such Party or an Affiliate of such Party.

1.62         "Third-Party Claim" has the meaning set in Section 7.3(a).

1.63         "Trade Secrets" means all rights in United States and foreign trade secrets and other confidential information that derives independent economic value, actual or potential, from not being generally known to, and not readily ascertainable without improper means by, other parties, in any format, whether tangible or intangible, which in each case is the subject of reasonable efforts to maintain its confidentiality. Trade Secrets include all rights in such confidential information that is contained in non-public unpublished applications for Patents.

1.64         "Transactions" has the meaning set forth in the Recitals of this Agreement.

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1.65         "Transferred Assets" has the meaning set forth in Section 2.1.

1.66         "Transferred Claims" has the meaning set forth in Section 2.1(e).

1.67         "Transferred Contracts" means the contracts between NRx or any of its Affiliates and Third Parties that are exclusively related to the Product and are either assignable without the consent of the counterparty or where consent to assignment to Relief has been obtained from the counterparty, in each case as listed on Schedule 1.67.

1.68         "Transferred IP" means: (i) the United States patent application(s) relating exclusively to the Product set forth on Schedule 1.68 attached hereto, (ii) any other intellectual property (including, but not limited to, trademarks and licenses) related exclusively to the Product and set forth on Schedule 1.68; and (iii) NRx's license agreement with Stony Brook.

1.69         "Transferred Materials" means: (i) all inventory of Product, together with all inventory of the Compound and raw materials (such as API), work-in-progress, components, supplies, finished goods and other inventories used in the manufacture of the Product for development or use, or commercialization that is in the possession or control of NRx or its Affiliates as of the Execution Date (including any inventory or such other materials held by any licensees, contractors, or subcontractors of NRx or its Affiliates as of the Execution Date but only to the extent that NRx or one of its Affiliates has legal title to and the right to transfer such inventory or other materials as of the Execution Date), wherever held, (ii) reference standards of the Compound, and (iii) retention and stability samples. Schedule 1.69 attached hereto contains a correct and complete list of all inventory of Product and all inventory of Compound (including, in each case (a) held by NRx and its Affiliates, contractors and subcontractors as of the Execution Date, including the quantities and location where such inventory is held and whether NRx or its Affiliate, contractor or subcontractor has legal title to such inventory, and (b) shipped by NRx or its Affiliate, contractor or subcontractor prior to the Execution Date to physicians or investigators, and reasonably expected by NRx to be held by such physicians or investigators as of the Execution Date, including the quantities and location to which such inventory was shipped. For avoidance of doubt, inventory shipped to physicians or investigators under NRx's Right to Try Program shall be included on such schedule.

1.70         "Transferred Records" means the documents (or copies of such documents) that in each case are exclusively related to development, formulation, use, manufacture, or commercialization of the Product and are in the possession or control of NRx or its Affiliates as of the Execution Date (including any such documents in the possession of any licensees, contractors or subcontractors, including service providers (including data, records and information management companies, CMOs, CROs and CDMO’s of NRx or its Affiliates). For avoidance of doubt, this includes (i) NRx's IND for the Product, (ii) NRx's Regulatory Filings with the FDA or any other Regulatory Authority relating exclusively to the Product, including any IND or NDA filed for the Product, and any applications for Breakthrough-Therapy Designation or Emergency Use Authorization, (iii) NRx's written correspondence with the FDA or any other Regulatory Authority exclusively relating to the Product, (iv) all data from all clinical and pre-clinical trials and studies undertaken by NRx relating to the Product (including data from the TESCO/Active 3b trial previously run by the National Institutes of Health), (v) all CMC data and all stability data exclusively relating to the Product, and (vi) any written FTO analysis and prior art analysis performed exclusively relating to the Product. Copies of all Transferred Records have, or as of the Closing Date, shall have been placed in the data room.

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1.71         "United States" means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).

1.72         "Updated Disclosure Schedule" has the meaning set forth in Section 5.13.

1.73         "Valid Claim" means a claim of any Patent that covers the research, development, making, using, or selling of a Product, whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or un-appealed within the time allowed for appeal.

SECTION 2.     Purchase and Sale OF ASSETS

2.1           Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, effective at the Closing, NRx on behalf of itself, NeuroRx, and its Affiliates hereby sells, conveys, assigns and transfers to Relief and Relief hereby purchases, acquires and accepts from NRx, free and clear of all Liens (other than Permitted Liens, if any), all of NRx's and its Affiliates’ right, title, and interest in, to and under the Transferred Assets, which assets include all of the assets currently held by NRx which were used by NRx in connection with its efforts to develop the Product.

As used herein, "Transferred Assets" mean the following assets ((a) through (e)) existing as of the Closing:

(a)           the Transferred Records, provided, however, that NRx may retain copies of all Transferred Records after the Closing for record-keeping purposes and to ensure compliance with applicable Law;

(b)           the Transferred Materials, provided, however, that Relief shall be solely responsible for all costs and expenses associated with transporting the Transferred Materials from the location where such Transferred Materials are located as of the Execution Date to the contract manufacturer that will hold the Transferred Materials on behalf of Relief following the Closing Date;

(c)           the Transferred Contracts, excluding, in each case, any and all rights, defenses, claims or causes of action (including warranty claims) of NRx or any of its Affiliates thereunder related to Excluded Assets or Excluded Liabilities;

(d)           the Transferred IP; and

(e)           all claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind against any Third Party, to the extent relating to any of the foregoing Transferred Assets, including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement of any Transferred IP (collectively, "Transferred Claims"); provided, however, that, for the avoidance of doubt, the Transferred Claims shall in no event include any claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights that NRx or its Affiliates may have arising under the Settlement Agreement or this Agreement, any Ancillary Agreement or as a result of the consummation of the Transactions contemplated hereby.

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2.2           Excluded Assets. Relief is not acquiring pursuant to this Agreement or any Ancillary Agreement, and NRx and its Affiliates shall retain, any and all right, title or interest in: (i) any assets, properties or rights of NRx or any of its Affiliates of any kind or nature other than the Transferred Assets or (ii) any rights, claims, counterclaims, defenses, causes of action, rights under express or implied warranties, rights of recovery, rights of set-off, rights of subrogation and all other rights of any kind or nature that NRx or its Affiliates may have that are not exclusively related to the Transferred Assets, this Agreement, any Ancillary Agreement, or the Settlement Agreement (collectively, the "Excluded Assets").

2.3           Assumed Liabilities. Effective at the Closing, Relief hereby assumes and agrees to bear, pay, perform, satisfy and discharge when due (all of the following being collectively referred to herein as the "Assumed Liabilities"):

(a)           all Liabilities arising on or after the Closing Date under the Regulatory Filings transferred and assigned to Relief hereunder;

(b)           all Liabilities arising on or after the Closing Date under the Transferred Contracts but only to the extent such Liabilities (i) do not arise from any breach, default, violation or failure to perform by NRx or any of its Affiliates of any provision under any Transferred Contract before the Closing Date, (ii) do not arise by reason of events or circumstances occurring prior to the Closing Date which with notice or lapse of time, would constitute or result in a breach of any Transferred Contract, (iii) if arising or relating to a circumstance in existence prior to the Closing Date, arise in accordance with the express terms of such Transferred Contracts, excluding any such Liabilities that relate to or arise from any failure to perform, improper performance, warranty or other breach, default or violation by NRx under any Transferred Contract before the Closing Date, (iv) are not Excluded Liabilities, and (v) represent solely the performance of post-Closing obligations that were not required to be performed under the Transferred Contracts prior to the Closing Date; and

(c)           all other Liabilities arising out of, relating to, or associated directly or indirectly with, Relief’s or its Affiliates’ or any of their licensees’, sublicensees’ or distributors’ ownership or use of the Compound, the Product or the Transferred Assets after the Closing Date.

2.4           Excluded Liabilities. Relief expressly does not assume and shall not be liable to bear, pay, perform, satisfy or discharge any Liability whatsoever of NRx or its Affiliates, other than the Assumed Liabilities (the "Excluded Liabilities"), and NRx shall retain and shall bear, pay, perform, satisfy and discharge all Excluded Liabilities.

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2.5           Closing.

(a)           The consummation of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities in accordance with this Agreement (the "Closing") shall take place on such date as NRx and Relief agree upon in writing ("Closing Date"); provided that, subject to Section 6, the Closing shall occur no later than thirty (30) days after the Execution Date, unless otherwise agreed to in writing by the Parties. Unless otherwise agreed in writing by the Parties, the Closing shall be deemed to have occurred at 12:00 a.m., Eastern time, on the Closing Date, such that Relief shall be deemed the owner of the Transferred Assets on and after the Closing Date. All events which shall occur at the Closing shall be deemed to occur simultaneously. Further, NRx agrees from time to time, and without further consideration, to use Commercially Reasonable Efforts to execute all specific assignments, oaths, declarations, deeds or other instruments that are reasonably requested by Relief to transfer to Relief and vest in Relief the legal title to the Transferred Assets.

(b)           On the Closing Date, NRx shall transfer to Relief the tangible embodiments of the Transferred Assets (including (i) the Transferred IP, (ii) the Transferred Records, (iii) the Transferred Materials, provided that Relief shall be responsible for and shall pay and arrange for the transfer of all Transferred Materials from its present location to the contract manufacturer that will hold the Transferred Materials on behalf of Relief following the Closing, (iv) the Transferred Contracts, and (v) the Regulatory Filings. Further, on the Closing Date, NRx shall use Commercially Reasonable Efforts to notify any party that was materially and substantively involved with or worked with NRx in the development of the Product, was a counterparty with respect to the Transferred Contacts, or was a material advisor to NRx with respect to the Transferred IP, the Regulatory Filings or the Transferred Materials that such party is free to discuss their work with NRx as if Relief were NRx for this purpose, as such party sees fit in their sole discretion. A detailed list of all tangible embodiments of the Transferred Assets, the Transferred Contracts and the Regulatory Filings shall be contained in Schedule 2.5(b), which shall include a schedule as to the timing of each such delivery (other than as to the Transferred Materials for which Relief shall be responsible for transferring and delivery), and the third parties as to whom NRx has given permission to discuss their work with Relief.

(c)           Upon confirmation by the Parties that the Transferred Assets have been transferred to Relief as required by Schedule 2.5(b), the Parties shall close the Transactions and deliver the following documents (each of which shall have been executed and placed in escrow as of the Execution Date), at which time the Closing shall be completed:

(i)           NRx and Relief shall each deliver an executed counterpart Intellectual Property Assignment Agreement in the form attached hereto as Exhibit A;

(ii)          NRx and Relief shall each deliver an executed counterpart Assignment and Assumption Agreement in the form attached hereto as Exhibit B;

(iii)         NRx and Relief shall each deliver an executed counterpart Bill of Sale in the form attached hereto as Exhibit C;

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(iv)         Each Party shall deliver a certificate executed by an authorized officer of the delivering Party, in his or her capacity as such, confirming the satisfaction of the conditions to Closing applicable to such Party as set forth in Section 6; and

(v)          Each Party shall deliver a certificate executed by an authorized officer of the delivering Party, in his or her capacity as such, confirming the accuracy of such Party’s representation and warranty regarding power and authority (Section 3.4, with respect to NRx, and Section 4.3, with respect to Relief), together with copies of such Party’s Articles of Incorporation, Bylaws and Board and shareholder (if required) resolutions evidencing such power and authority.

2.6           Royalty and Milestone Payments.

(a)           Relief shall pay royalties on aggregate Net Sales of all Products during the Royalty Term at the following rates (each, a "Royalty Payment," and, collectively, the "Royalty Payments"):

(i)           for sales of the Product in the United States for the treatment of COVID-19, [Redacted] of Net Sales;

(ii)          for sales of the Product in the United States for an indication other than COVID-19, [Redacted] of Net Sales; and

(iii)         for sales of any product containing the Compound (including the Product) for any indication, on a country-by-country basis in any country outside the United States, [Redacted] of Net Sales.

provided, however, that all Royalty Payments payable hereunder shall not exceed $30 million in the aggregate.

(b)           Relief shall pay milestone payments to NRx upon the occurrence of any of the following (each, a "Milestone Payment" and collectively, the "Milestone Payments"):

(i)           If the Product is commercially launched by Relief or any of its Affiliates or its or their respective licensees and sublicensees thereof for the treatment of COVID-19 in the United States, upon the first commercial sale, a one-time milestone payment of [Redacted];

(ii)          if the Product is commercially launched by Relief or any of its Affiliates or its or their respective licensees and sublicensees thereof for the treatment of COVID-19 in any country in Europe, upon the first commercial sale, a one-time milestone payment of [Redacted]; and

(iii)         if any product containing the Compound (including the Product) is approved or otherwise authorized for use for any indication other than COVID-19 in either the United States or in any country in Europe, a one-time milestone payment of [Redacted].

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(c)           Royalty Payments will be payable with respect to all Products sold until the expiration of the last Valid Claim for the Product, including for this purpose Valid Claims for other products containing the Compound ("Royalty Term"). Relief shall use Commercially Reasonable Efforts to develop, market, and commercialize the Product; provided, however, that Relief shall have the sole and absolute discretion to select the indications for which it will seek to develop, market and commercialize the Product and shall not be obligated to develop, market, or commercialize the Product for any particular indication (including COVID-19).

(d)           All Royalty Payments shall be made in Dollars. All Royalty Payments for an accounting period computed in other currencies shall be converted into Dollars at the buying rate for bank transfers from such currency to Dollars as quoted by the head office of Citibank N.A., New York, at the close of banking on the last day of such accounting period (or the Business Day thereafter if such last day shall be a Sunday or other non-business day). Within forty-five (45) days after the last day of each Calendar Half Year, Relief shall provide to NRx a report setting out: (i) aggregate gross sales of Product in the relevant Half Year, listed by Product and showing the quantities, selling price and country of sale; (ii) aggregate Net Sales of Products in the relevant Half Year, listed by Product and country of sale, showing the quantities and selling price and all deductions; (iii) Calendar Year-to-date aggregate Net Sales of Products; (iv) the amount of the Royalty Payment due for the relevant Half Year, and (v) identification by type, number, quantity, and description of each Product used, leased, sold or otherwise transferred, by or for Relief or any Affiliate during the Half Year and which is exempt from royalty and the reason such exemption applies. In the event no Royalty Payments are due, Relief’s report shall so state. Relief’s Half Year reports shall be certified by the Chief Financial Officer of Relief or his or her designee. Simultaneously with the delivery of each such report, Relief shall pay to NRx the total Royalty Payments due under Section 2.6(a) for the Half Year covered by such report. All Royalty Payments under this Agreement will be irrevocable, non-refundable, non-recoupable, and non-creditable. All Royalty Payments and Milestone Payments shall be treated as amounts paid by Relief in consideration for the sale and transfer of the Transferred Assets.

2.7           Withholding. Relief shall be entitled to deduct and withhold all Taxes that Relief is required by applicable Law to deduct and withhold. To the extent that such amounts are withheld and timely paid to the appropriate Governmental Authority and Relief provides NRx with a timely report of such withholding, all such withheld amounts shall be treated as delivered to NRx hereunder. Relief will promptly pay such withholding to the proper Governmental Authority and will furnish NRx with copies of any tax certificates or other documentation evidencing such withholding after remittance. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payment made by Relief to NRx hereunder. Notwithstanding the foregoing, if NRx is entitled under any applicable Law to a reduction of rate of, or elimination of, applicable withholding amounts, it may deliver to Relief or the appropriate Governmental Authority (with the assistance of Relief) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Relief of its obligation to withhold such amount and Relief shall apply the reduced rate of withholding or dispense with withholding, as the case may be.

2.8           Late Payments. Relief shall pay interest on any overdue payments from the due date until the date of payment at an annual rate of one and one-half percent (1.5%) per month or the maximum rate allowed by applicable Law, whichever is less.

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SECTION 3.     Representations and Warranties of NRx

NRx hereby represents and warrants to Relief as of (i) the Execution Date, subject to any exceptions listed on the Disclosure Schedule specifically identifying the relevant subparagraph hereof, and (ii) the Closing Date, subject to any exceptions listed on the Updated Disclosure Schedule specifically identifying the relevant subparagraph hereof, and acknowledges that Relief is entering into this Agreement in reliance thereon, as follows:

3.1           Full Disclosure. No representation or warranty by NRx in this Agreement and no statement contained in the Disclosure Schedule or any certificate or other document furnished or to be furnished by NRx to Relief pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

3.2           Organization and Standing. NRx Pharma and NeuroRx are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.3           Ownership; Liens; Sufficiency of Assets. NRx has good and marketable title or otherwise has transferrable rights, licenses or interests to the Transferred Assets (subject to Permitted Liens). No Affiliate of NRx (including for this purpose any current or former officer or director of NRx Pharma or NeuroRx) has any right, title or interest in or to any Transferred Asset. The Transferred Assets are not subject to any Liens (other than Permitted Liens) and, subject to Relief’s and its Affiliates’ compliance with applicable Laws (including Laws concerning intellectual property rights and export control) and except as set forth in and subject to Relief’s and its Affiliates’ compliance with the Transferred Contracts and any consents required thereunder, there are no restrictions or limitations on the assignments, transfer, or sale of the Transferred Assets to Relief. The Transferred Assets constitute all of the material tangible and intangible assets owned or licensed by NRx and its Affiliates that are exclusively related to the Product. None of the assets that would be Transferred Assets if they were held by NRx on the Execution Date have previously been transferred to any Affiliate of NRx (including for this purpose any current or former officer or director of NRx Pharma or NeuroRx), and no assets that would be Transferred Assets will be transferred to any Affiliate of NRx (including for this purpose any current or former officer or director of NRx Pharma or NeuroRx) between the Execution Date and the Closing Date.

3.4           Power and Authority. (a) NRx has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions, (b) the execution, delivery and performance of this Agreement by NRx does not, and the consummation of the Transactions will not, violate any provisions of NRx's or its Affiliates’ organizational documents or bylaws, or, violate any provisions of any Law applicable to NRx or its Affiliates, or any agreement (assuming all required consents to assignment are obtained by Relief), instrument, order, judgment or decree to which NRx or any of its Affiliates is a party or by which NRx or any of its Affiliates is bound, and (c) there are no claims by creditors of NRx or any of its Affiliates affecting the Transferred Assets or the Product or the ability of NRx to consummate the Transactions, except in each case as would not reasonably be expected to have a Material Adverse Effect on NRx or materially and adversely affect NRx's ability to consummate the Transactions.

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3.5           Corporate Action; Binding Effect. (a) NRx has duly and properly taken the actions required by Law, its organizational documents or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (b) when duly executed and delivered by NRx, this Agreement will constitute, legal, valid and binding obligations of NRx enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at Law or in equity (the "Bankruptcy, Equity and Indemnity Exception").

3.6           Intellectual Property.

(a)           NRx has no Knowledge of any Patent rights of any of its Affiliates or any Third Parties that would be infringed by the commercial development, sale, or distribution of the Product.

(b)           Schedule 1.68 contains a correct, current, and complete list of all patent applications included in the Transferred IP, specifying as to each such patent: (i) the title, (ii) the patent application serial number, and (iii) the filing date. The Patents included in the Transferred IP listed on Schedule 1.68 are the only patent applications made by NRx and its Affiliates anywhere in the world solely with respect to the Product owned or controlled by NRx and its Affiliates as of the Execution Date that would be infringed by the development, use, manufacture, or sale of the Product as it exists on the Execution Date.

(c)           Except as was disputed in the Litigations, NRx is the sole and exclusive owner of the Transferred IP and has the right to assign the Transferred IP to Relief free and clear of all Liens (other than Permitted Liens). Other than the Transferred IP listed on Schedule 1.68, there are no Patents owned or controlled by NRx or its Affiliates, and neither NRx nor any of its Affiliates has filed any Patents on or prior to the Execution Date, that (i) contain any claims directed to inventions within any Competing Product or that otherwise claim, disclose or describe any Competing Product Know-How, or (ii) would be infringed by the use of the Product by Relief.

(d)           The execution, delivery, or performance of this Agreement, and the consummation of the Transactions, will not result in the material loss or impairment of or payment of any additional amounts (other than amounts payable as part of the Assumed Liabilities) with respect to Relief’s right to own or use the Transferred IP (assuming consent to assignment is obtained from the contract counterparties where applicable). This representation does not apply to the payment of recordation fees to the USPTO and the intellectual property rights offices of other Governmental Authorities with respect to the Transferred IP.

(e)           NRx has no Knowledge of any information, facts or circumstances that would reasonably be expected to be a valid basis for a challenge to, or that otherwise would reasonably be expected to have a Material Adverse Effect on, the ownership, use, patentability, enforceability or validity of the Transferred IP, other than office actions in the course of prosecution of the Transferred IP. Except as disclosed by the patent applications included in the Transferred IP and for office actions in the course of prosecution of the Transferred IP, none of the Transferred IP is subject to any action or order of any Governmental Authorities restricting the conduct of NRx to accommodate or avoid intellectual property rights of a Third Party.

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(f)            Except as set forth in Section 3.6(f) of the Disclosure Schedule or alleged in the Litigations:

(i)           there has not been, and currently there is no, pending or, to NRx's Knowledge, threatened written action, proceeding, or other written claim contesting the ownership, use, patentability, enforceability, validity, or right of NRx to exercise any of the Transferred IP other than office actions in the course of prosecution of the Transferred IP;

(ii)          there has not been, and currently there is no pending or, to NRx's Knowledge, threatened written action or proceeding, or other written claim against NRx alleging actual or potential infringement, misappropriation or other violation (directly or indirectly, via contribution or inducement) of a Third Party’s patents, trademarks, service marks, trade names, copyrights, Trade Secrets or other proprietary rights, due to the use or development, of the Transferred IP or the Product;

(iii)         to the Knowledge of NRx, there is no legitimate basis for any such claims in (i) and (ii);

(iv)         to the Knowledge of NRx: (i) NRx and its Affiliates have not in the past three (3) years infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Patents, Know-How, or other intellectual property rights of any Third Party or engaged in unfair competition; in each case solely in connection with the creation, discovery, acquisition, development, manufacture, or use of the Product, or any Transferred IP in a manner that has or would reasonably be expected to result in a material liability to NRx and its Affiliates, taken as a whole; and (ii) no Transferred IP or method or process of manufacturing or use of the Product by NRx or its Affiliates prior to the Execution Date infringes, violates, or makes unlawful use of any Patents or other intellectual property rights misappropriated from, any Third Party in a manner that has or would reasonably be expected to result in a material liability to NRx and its Affiliates, taken as a whole.

(v)          there has not been, and currently there is no pending, or to NRx's Knowledge threatened, written action, proceeding, or other written claim that any NRx representative (including its current and former officers, directors and employees) or consultant or contractor of NRx or its Affiliates ("NRx Representative") has or claims any ownership interest in any of the Transferred IP, and to the Knowledge of NRx, there is no legitimate basis for any such assertions or claims;

(vi)         NRx and its Affiliates have not received any written notice or written offer from any Third Party offering a license under any Third-Party patents for the purpose of avoiding a claim that such patents would be infringed by the use, manufacture, sale, offering for sale, or importation of the Product or any Transferred IP.

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(g)           To NRx's Knowledge, and except as alleged in the Litigations, no Person has infringed or misappropriated in the past or is currently infringing or misappropriating any Transferred IP.

(h)           NRx and its Affiliates have taken security measures reasonable under the circumstances to protect the secrecy and confidentiality of all Know-How that NRx or any of its Affiliates maintains as Trade Secrets or otherwise treats as confidential or proprietary ("Know-How Confidential Information"), as determined by NRx and its Affiliates in its and their reasonable business judgment and except where the failure would not reasonably be expected to have a Material Adverse Effect. No NRx Representative or consultant or contractor of NRx or its Affiliates with access to any Know-How Confidential Information has any right, license, claim or interest whatsoever in or with respect to any Transferred IP.

(i)            NRx has a policy that requires employees, officers, consultants, contractors and other Persons who developed for or on behalf of NRx or any of its Affiliates any part of any Transferred IP to enter into a written agreement that assigns to NRx or any of its Affiliates ownership of all intellectual property developed by such person in the scope of such person’s employment with or engagement by NRx or any of its Affiliates (other than intellectual property excluded by operation of California Labor Code section 2870 or any similar law and non-assignable moral rights). NRx has entered into such agreements with all such persons according to this policy.

(j)            No current or former NRx employee, officer, director, or Affiliate owns any inventions relating to the development of the Product made prior to or outside the scope of their relationship with NRx which has not been or will not be assigned to NRx or any of its Affiliates with respect to the Transferred IP.

(k)           Except as alleged in the Litigations, NRx has not received any written notice that any employee of NRx (i) has been or is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other similar contract with any Third Party by virtue of such employee being employed by, or performing services for NRx or using trade secrets or proprietary information of any Third Party without permission; or (ii) has developed any technology underlying the Transferred IP that is subject to any contract under which such employee has assigned or otherwise granted to any Third Party any rights (including intellectual property rights) in or to such technology.

3.7           Regulatory Matters.

(a)           NRx and its Affiliates have complied, and are now complying, in all material respects with all applicable Laws applicable to NRx's or its Affiliates’ (as applicable) ownership or use and of the Transferred Assets and Product. NRx has delivered or will deliver on or prior to the Closing Date to Relief, solely with respect to the Product, copies of any written material reports in NRx's and its Affiliates’ possession and control as of or before the Closing Date of inspectional observations, establishment inspection reports, untitled letters, warning letters and any other material documents received by NRx or any of its Affiliates from a Governmental Authority relating exclusively to the Product, in each case that arise from a lack of compliance, in any material respect, with any applicable Laws. All CMC data, stability reports, manufacturing batch records and CMC related regulatory filings have, or as of the Closing Date, shall have been placed in the data room.

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(b)           NRx and its Affiliates have not, and, to NRx's Knowledge, NRx's current and former employees, officers, directors, or Affiliates have not made, in each case solely with respect to the Product, any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy. In relation to the Product, NRx and its Affiliates are not the subject of any pending or, to NRx's Knowledge, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy. To NRx's Knowledge, there are no FDA commitments with respect to the Product and the Transferred Assets.

(c)           NRx and its Affiliates are not subject to any pending or, to NRx's Knowledge, threatened enforcement, regulatory or administrative proceedings against NRx or any of its Affiliates with respect to any alleged or actual violation by NRx or its Affiliates of any applicable Law or other requirement of any Governmental Authority relating to the Product, including under the FDCA. NRx has no Knowledge of any existing facts in any jurisdiction that would lead to any future enforcement, regulatory, or administrative actions that would have a Material Adverse Effect on the Product, the Transferred Assets, or the Transactions.

(d)           NRx and its Affiliates have not been debarred or suspended under 21 U.S.C. §335(a) or (b), are not the subject of a conviction described in Section 306 of the FDCA, have not been excluded from a federal health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, and are not subject to any similar sanction of other Regulatory Authorities outside of the United States ("Debarred/Excluded") and, to NRx's Knowledge, none of the NRx Representatives (while employed by NRx) involved in the use of the Product has been Debarred/Excluded.

(e)           NRx has made available to Relief copies of all material information and data in NRx's and its Affiliates’ possession or control as of the Execution Date, or the Closing Date, as applicable, specifically and exclusively relating to the safety of the Product, including written summaries in NRx's and its Affiliates’ possession or control of complaints and notices of alleged Product defects or adverse reactions resulting from administration of the Product.

3.8           Legal Proceedings. Except for the Litigations, there is no pending Legal Proceeding against NRx or its Affiliates, and, to NRx's Knowledge, except as alleged in the Litigations, no Person has threatened to commence any Legal Proceeding against NRx or its Affiliates: (a) that involves the Transferred Assets or the Product and would reasonably be expected to have a Material Adverse Effect on the Transferred Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Transactions. To NRx's Knowledge, no event has occurred that would give rise to any such Legal Proceeding. NRx has made available or will make available to Relief copies of all filed complaints and claims related to the Product by NRx and its Affiliates or the ownership or use of the Transferred Assets by NRx and its Affiliates that are in the possession of NRx or its Affiliates.

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3.9           Transferred Contracts.

(a)           Schedule 1.67 sets forth a correct, current, and complete list of all material contracts between NRx or its Affiliates and Third Parties that are exclusively related to the Product. NRx has made available to Relief unredacted copies of all such contracts where doing so would not be in violation of such contract or other obligation owed to the Third Party. Schedule 1.67 lists which contracts are Transferred Contracts. All material contracts exclusively related to the Product that are not designated as Transferred Contracts on Schedule 1.67 shall be cancelled by NRx. Copies of all material contracts related to the Product (whether or not a Transferred Contract) have, or as of the Closing Date, shall been made available in the data room.

(b)           (i) Each Transferred Contract is valid and binding on NRx and, to NRx's Knowledge, the counterparty thereto, subject to the Bankruptcy, Equity and Indemnity Exception, (ii) except as would not reasonably be expected to have any Material Adverse Effect, NRx is not, and to NRx's Knowledge no counterparty to any Transferred Contract is, in material breach in the performance, observance or fulfillment of any material obligation or covenant contained in any Transferred Contract and, to NRx's Knowledge, no event has occurred, that with the giving of notice or lapse of time or both, would constitute a material breach thereunder, and (iii) NRx has not received: (A) any written notice from any counterparty to any Transferred Contract at any time during the past twelve (12) months regarding NRx's material violation of, material default under, or such counterparty’s intention to cancel or make any material change to any Transferred Contract, (B) any communication from any counterparty to any Transferred Contract that (1) it has materially changed, modified, amended or reduced, or is reasonably likely to materially change, modify, amend or reduce, its business relationship with NRx in a manner that is, or would be, materially adverse to NRx or (2) it will fail to perform, or is reasonably likely to fail to perform, its obligations under any Transferred Contract with NRx in any manner that is, or is reasonably likely to be, materially adverse in any material respect to NRx.

(c)           To NRx's Knowledge, there exists no legitimate basis with respect to NRx or with respect to any counterparty to a Transferred Contract, which, with the giving of notice or the lapse of time would reasonably be expected to give such counterparty the right to accelerate the maturity or performance of any obligation of NRx under any Transferred Contract, or the right to cancel, terminate or modify any Transferred Contract. NRx has not received any written, or to NRx's Knowledge, any oral request for indemnification pursuant to any Transferred Contract to which NRx is party.

3.10         Solvency. No Governmental Authority order has been made or petition presented, or resolution passed for the winding-up or liquidation of NRx Pharma or NeuroRx and there is not outstanding: (a) any petition or Governmental Authority order for the winding-up of NRx Pharma or NeuroRx; (b) any appointment of a receiver over the whole or part of the undertaking or assets of NRx Pharma or NeuroRx; (c) any petition or Governmental Authority order for administration of NRx Pharma or NeuroRx; (d) any voluntary arrangement between NRx Pharma or NeuroRx and their creditors; (e) any distress or execution or other process levied in respect of NRx Pharma or NeuroRx which remains undischarged; or (f) any unfulfilled or unsatisfied Governmental Authority order against NRx Pharma or NeuroRx

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3.11         Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Transactions based upon arrangements made by or on behalf of NRx.

SECTION 4.     Representations and Warranties of Relief

Relief hereby represents and warrants to NRx as of the Closing Date as follows:

4.1           Full Disclosure. No representation or warranty by Relief in this Agreement or any certificate or other document furnished or to be furnished by Relief to NRx pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.2           Organization and Standing. Holding and International are corporations duly organized, validly existing and in good standing under the laws of the Country of Switzerland, Canton of Geneva.

4.3           Power and Authority. (a) Relief has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions, and (b) the execution, delivery and performance of this Agreement by Relief does not, and the consummation of the Transactions will not, violate any provisions of Relief’s organizational documents or bylaws, or, to Relief’s Knowledge, violate any provisions of any Law applicable to Relief, or any agreement, instrument, order, judgment or decree to which Relief is a party or by which Relief is bound, except in each case as would not reasonably be expected to have a Material Adverse Effect on Relief or materially and adversely affect Relief’s ability to consummate the Transactions.

4.4           Corporate Action; Binding Effect. (a) Relief has duly and properly taken all action required by Law, its organizational documents or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions, and (b) when duly executed and delivered by Relief, this Agreement will constitute, legal, valid and binding obligations of Relief enforceable against it in accordance with its terms, subject to the Bankruptcy, Equity and Indemnity Exception.

4.5           Legal Proceedings. Except for the Litigations and except as set forth in Schedule 4.5, there is no pending Legal Proceeding against Relief, and, to Relief’s Knowledge, no Person has threatened to commence any Legal Proceeding against Relief: (a) that would reasonably be expected to have a Material Adverse Effect on the Product or otherwise on Relief’s ability to perform its obligations under this Agreement; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

4.6           Not Debarred. Relief has not been debarred or suspended under 21 U.S.C. §335(a) or (b), is not the subject of a conviction described in Section 306 of the FDCA, has not been excluded from a federal health care program, debarred from federal contracting, convicted of or pled nolo contendere to any felony, or to any federal or state legal violation (including misdemeanors) relating to prescription drug products or fraud, and is not subject to any similar sanction of other Regulatory Authorities outside of the United States.

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4.7           Solvency. No Governmental Authority order has been made or petition presented, or resolution passed for the winding-up or liquidation of Relief and there is not outstanding: (a) any petition or Governmental Authority order for the winding-up of Relief; (b) any appointment of a receiver over the whole or part of the undertaking or assets of Relief; (c) any petition or Governmental Authority order for administration of Relief; (d) any voluntary arrangement between Relief and its creditors; (e) any distress or execution or other process levied in respect of Relief which remains undischarged; or (f) any unfulfilled or unsatisfied Governmental Authority order against Relief.

4.8           Independent Investigation.  Relief, in making the decision to acquire the Transferred Assets, has relied upon an independent investigation of the Transferred Assets and has not relied upon any information or representations made by any third parties or upon any oral or written representations or assurances from NRx, it Affiliates, officers, directors or employees or any other representatives or agents of NRx, other than as set forth in this Agreement. Relief has had an opportunity to ask questions of, and receive answers from the NRx’s officers and directors concerning NRx, the Product, and the Transferred Assets. Relief confirms that all documents that it has requested have been made available and that it has been supplied with all of the additional information concerning this purchase of the Transferred Assets which it has requested.

4.9           Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Transactions based upon arrangements made by or on behalf of Relief.

SECTION 5.     Covenants of the Parties

5.1           Pre-Closing Period. During the period from the Execution Date through the Closing Date (the "Pre-Closing Period"), NRx will, after receiving reasonable advance written notice from Relief, give Relief reasonable access (during normal business hours) to NRx's books and records relating solely and exclusively to the Transferred Assets, and will provide Relief with such information in the possession or control of NRx and its Affiliates solely and exclusively regarding the Transferred Assets as Relief may reasonably request, for the purposes of enabling Relief: (a) to further investigate, at Relief's sole expense, the Transferred Assets; and (b) to verify the accuracy of the representations and warranties set forth in Section 3; provided that such access shall not interfere with NRx's normal business and operations. All of the books, records and other information to which Relief is provided access pursuant to this Section 5.1 shall be treated as "Confidential Information" of NRx until the Closing. Notwithstanding anything to the contrary in this Agreement, NRx shall not be required to provide access to or disclose to Relief any of the foregoing information during the Pre-Closing Period if: (i) upon the advice of counsel, such access or disclosure would jeopardize attorney-client, work product or similar privilege of NRx or contravene any (A) applicable Laws, (B) order of a Governmental Authority of competent jurisdiction or (C) obligations of confidentiality to Third Parties (whether contractual or otherwise) (provided that, in the case of the foregoing clause (i), NRx will use Commercially Reasonable Efforts to find a suitable alternative to disclose information in such a way that such disclosure does not violate any such applicable Law, order or confidentiality obligations or jeopardize privilege); or (ii) such access or disclosure would disclose a Trade Secret.

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5.2           Ordinary Course. Except as explicitly permitted by this Agreement or as otherwise approved by Relief in writing in advance, during the Pre-Closing Period:

(a)           NRx will: (i) operate its business with respect to the Product in the ordinary course and consistent with past practices; (ii) comply with all applicable Laws applicable to its business; and (iii) use Commercially Reasonable Efforts to maintain good relations with the counterparties to the Transferred Contracts;

(b)           NRx will not (i) sell, license, transfer, assign, license, discard, destroy, dispose of or create any Liens (other than Permitted Liens) in the Transferred Assets, or enter into any material agreement or undertake any new obligation with any Person with respect to the Transferred Assets; or (i) terminate or amend any of the Transferred Contracts other than as required by the terms of any such Transferred Contracts;

(c)           NRx will use Commercially Reasonable Efforts to defend any challenge or opposition relating to the Transferred Patents, which challenge, or opposition shall have, or shall be reasonably likely to have, a Material Adverse Effect;

(d)           promptly after obtaining knowledge thereof, NRx shall notify Relief of (i) the occurrence or non-occurrence of any fact or event which causes or would be reasonably likely to cause (A) any representation or warranty of NRx contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of NRx in this Agreement not to be complied with or satisfied in any material respect, and (ii) any failure of NRx to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that no such notification shall affect the representations or warranties of NRx or Relief or Relief's right to rely thereon, or the conditions to the obligations of Relief hereunder. NRx shall give prompt notice in writing to Relief of any written notice or other communication from any Person alleging that the Consent of such Person is or may be required to be obtained by NRx in connection with the Transactions; and

(e)           NRx and its Affiliates will continue to enforce all agreements protecting Know How and Confidential Information consistent with past practices to the extent such agreements are not otherwise transferred to Relief pursuant to this Agreement.

5.3           Cooperation; Transfer. After the Closing Date, NRx and Relief shall each cooperate with the other Party and its employees, legal counsel, accountants and other representatives and advisers in connection with the steps reasonably required to be taken as part of their respective obligations under this Agreement; and each of them shall, from time to time after the Closing Date, upon the reasonable written request of the other, execute, acknowledge and deliver, or use Commercially Reasonable Efforts to cause to be executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreimbursed expense) in order to complete the Transactions on the terms and subject to the conditions set forth herein. Further, NRx agrees to continue to make available to Relief for 60 days following the Closing Date the data room and to allow Relief during such 60 day period to download full copies of everything contained in the data room.

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5.4           Governmental Filings. After the Execution Date, NRx and Relief each agree to prepare and file whatever filings, requests or applications that are required to be filed with any Governmental Authority in order to consummate the Transactions and to cooperate with one another as reasonably necessary to accomplish the foregoing. Subject to Section 5.13, each Party shall bear its own costs of such filings, requests, or applications.

5.5           Regulatory Filings. Relief acknowledges and agrees that after transfer to Relief of all Regulatory Filings included in the Transferred Assets, it will have sole responsibility for all regulatory reporting and Regulatory Filing maintenance obligations, including, for the Product and the Transferred Assets, adverse event reporting. Until the transfer of such Regulatory Filings from NRx to Relief is completed, Relief and NRx shall give prompt written notice to the other Party upon becoming aware of any action by, or notification which it receives (directly or indirectly) from, any Governmental Authority (together with copies of correspondence related thereto), which raises any material concerns regarding the safety or efficacy of the Product, or indicates or suggests a potential material liability for either Party to Third Parties arising in connection with the Product.

5.6           Non-Competition. From the Closing Date until the later of (a) expiration of the Royalty Term, or (b) December 31, 2035 (the "Non-Competition Term"), NRx and its Affiliates shall not, directly or indirectly, either on its or their own or with or through any other Person, research, develop, manufacture, commercialize, distribute, use or otherwise exploit any Competing Product in the Field anywhere in the world without the prior written consent of Relief, which consent may be granted or withheld in Relief’s sole discretion. Further, if Javitt, directly or indirectly, attempts to develop the Compound (including the Product) in violation of this Section 5.6, NRx covenants that it will not assist Javitt in any way, whether directly or indirectly in his activities which are in violation of this Section 5.6.

5.7           Patents. After the Closing Date, NRx shall not, itself or through an Affiliate or Third Party, file any Patent that claims or covers, the development, use, manufacture, or commercialization of the Product without first discussing such proposed Patent with Relief and obtaining Relief’s prior written consent to file such Patent.

5.8           Insurance.1

1 Relief requests that NRx continue to carry products liability insurance coverage for patients dosed with the Product in connection with NRx's clinical trials of the Product or in connection with NRx's Right to Try program for a year following the Closing Date.

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5.9           Reasonableness of Covenants. NRx acknowledges that Relief will invest substantial time and money to acquire and exploit the Transferred Assets, and the covenants set forth in Sections 5.6, 5.7 and 8.4 are a material part of the agreement between the Parties, are an integral part of the obligations of NRx hereunder, are supported by good and adequate consideration, and are reasonable and necessary to protect the legitimate business interests of Relief, and Relief would not consummate the Transactions unless the covenants set forth in such Sections were in full force and effect and constituted a binding and enforceable contract of NRx. NRx further acknowledges that the duration and geographic territory contained in Section 5.6 are reasonable in all respects and necessary to protect the value of the Transferred Assets and that, without such protection, Relief’s or any of its Affiliates’ competitive advantage would be adversely affected. Notwithstanding any other provision of this Agreement, the Parties agree that: (a) the covenants in Sections 5.6, 5.7 and 8.4 are severable and separate, and the unenforceability of any specific covenant will not affect the continuing validity and enforceability of any other covenant; and (b) if any court of competent jurisdiction determines that any of the scope, time or territorial restrictions set forth in Sections 5.6, 5.7 or 8.4 are unreasonable and therefore unenforceable, then the Parties agree that such provision will be enforced to the fullest extent that the court deems reasonable and this Agreement will thereby be reformed.

5.10         Audit. After the Closing, Relief shall keep, and shall require its Affiliates to keep, complete and correct books and records of Net Sales of Products in a manner compliant with IFRS and in sufficient detail to calculate Net Sales and all Royalty Payments payable hereunder. Relief shall maintain, and shall require its Affiliates to maintain, all such records for at least three (3) years after the Royalty Term. NRx may, once every Calendar Year and within 24 months after the end of the Royalty Term, upon reasonable (at least thirty (30) days’) prior written notice to Relief, conduct an audit of such books and records through an independent public accounting firm selected by NRx and reasonably acceptable to Relief. Such accountant shall have access, during regular business hours, to examine and inspect such books and records for the sole purpose of inspecting and confirming Net Sales and the Royalty Payments payable by Relief hereunder and that Net Sales was determined and calculated in accordance with IFRS. The accounting firm shall report to the Parties whether the Net Sales determination and calculation and Royalty Payments are correct and whether Net Sales was determined and calculated in accordance with IFRS and the details concerning any discrepancies. Any underpayments shall be paid by Relief within thirty (30) days of notification of the results of such audit. Any overpayments shall be credited against amounts payable by Relief in subsequent payment periods. If any such audit discloses an inaccuracy reflecting an under-reporting or underpayment of greater than three percent (3%) for the period of the audit report, then Relief also shall reimburse to NRx all costs and expenses incurred for such audit, within thirty (30) days of such audit; otherwise, the costs and expenses of such audit shall be paid by NRx. Any information received by NRx or its accounting firm under this Section 5.10 shall be subject to the confidentiality provisions of this Agreement.

5.11         Right to Try Program. Upon the Closing, NRx shall cease, and shall cause its Affiliates and their respective licensees, sublicensees and distributors to cease, all sales and distribution of the Product for compassionate use in the United States, including distribution of the Product under NRx's Right to Try Program. Subject to applicable regulatory requirements, Relief shall use its Commercially Reasonable Efforts to continue NRx's existing Right to Try Program for at least two (2) years after the Closing Date.

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5.12         Updated Disclosure Schedule. At least three (3) Business Days prior to the Closing Date, NRx shall deliver to Relief an updated schedule setting forth any matter arising or occurring after the Execution Date that NRx determines (a) would have been required to be set forth or described in the Disclosure Schedule if such matter existed or occurred at or prior to the Execution Date, or (b) is necessary to correct any information in the Disclosure Schedule (the "Updated Disclosure Schedule"). The Updated Disclosure Schedule shall include all disclosure necessary to make the representations and warranties of NRx set forth in this Agreement true and correct in all material respects as though made as of the date of the Updated Disclosure Schedule (except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such specified date); provided, that such disclosure shall consist solely of information regarding circumstances, facts, events or conditions that have arisen, occurred or come into existence after the Execution Date. Notwithstanding anything to the contrary herein, the Updated Disclosure Schedule (i) may only reflect changes necessary to disclose events or occurrences that occur after the Execution Date and (ii) shall not change the nature or scope of the applicable representations and warranties by effectively amending or modifying the language contained in such representations and warranties as opposed to merely listing exceptions thereto. The Updated Disclosure Schedule shall be in substantially the form of the Disclosure Schedule. Any amendment or supplement included in the Updated Disclosure Schedule shall not cure any breach or inaccuracy of any representation or warranty made as of the Execution Date; rather, such disclosures shall solely be deemed to modify and qualify any applicable representations and warranties as of the date of the Updated Disclosure Schedule; provided that, with respect to any information disclosed in the Updated Disclosure Schedule, if Relief shall consummate the Transactions at the Closing in accordance with this Agreement, Relief shall have irrevocably waived any right to assert after Closing that the failure of NRx to disclose any such information disclosed in the Updated Disclosure Schedule in the Disclosure Schedule constituted a breach by NRx of any representation or warranty and to make any indemnification claim pursuant to this Agreement in respect of such breach.

5.13         Transfer Taxes. All sales, use, transfer, stamp, registration, documentary, conveyance, recording, or other taxes required to consummate the Transactions (other than value added, franchise, or income taxes, or any taxes imposed by any Governmental Authority other than the United States) ("Transfer Taxes") shall be paid equally by NRx and Relief, and NRx and Relief will be responsible for bearing and paying fifty percent (50%) of any and all Transfer Taxes that may become payable in connection with the sale and purchase of, payment for, delivery of, or transfer of title to the Transferred Assets to Relief pursuant to this Agreement. Each Party shall file all necessary tax returns and other documentation required to be filed by it under applicable Law with respect to all Transfer Taxes, and, if required by applicable Law, Relief and NRx, if applicable, will join in the execution of any such tax returns and other documentation. Relief and NRx shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation required to obtain any exemption from (or reduction in) Transfer Taxes and shall cooperate in taking any Commercially Reasonable Efforts to minimize liability for Transfer Taxes.

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SECTION 6.     Conditions to Closing; Termination

6.1           Conditions to Relief’s Performance. The obligation of Relief to complete the Closing of the Transactions is subject to the satisfaction (or written waiver by Relief), on or prior to the Closing Date, of each of the following conditions:

(a)           NRx shall have performed in all material respects all covenants and obligations required by this Agreement to be performed by NRx on or prior to the Closing Date;

(b)           NRx's representations and warranties set forth in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to "Material Adverse Effect," which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date;

(c)           All filings with and consents of any Governmental Authority, if any, required to be made or obtained prior to the Closing by NRx in connection with NRx's consummation of the Transactions by NRx shall have been made or obtained prior to the Closing Date and shall be in full force and effect; and

(d)           No Law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced, or issued by any Governmental Authority or other legal restraint or prohibition by a Governmental Authority shall be pending or in effect seeking to prevent or actually preventing the consummation of the Transactions.

6.2           Conditions to NRx's Performance. The obligation of NRx to complete the Closing of the Transactions is subject to the satisfaction (or written waiver by NRx), on or prior to the Closing Date, of each of the following conditions:

(a)           Relief shall have performed in all material respects all covenants and obligations required by this Agreement to be performed by Relief on or prior to the Closing Date;

(b)           Relief’s representations and warranties set forth in Section 4 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to "Material Adverse Effect," which representations and warranties as so qualified shall be true and correct in all respects) as of the Closing Date;

(c)           All filings with and consents of any Governmental Authority, if any, required to be made or obtained by Relief prior to the Closing in connection with Relief’s execution and delivery of this Agreement or consummation of the Transactions by Relief shall have been made or obtained prior to the Closing Date and shall be in full force and effect; and

(d)           No Law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition by a Governmental Authority shall be pending or in effect seeking to prevent or actually preventing the consummation of the Transactions.

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SECTION 7.     Indemnification

7.1           Indemnification by NRx. Subject to the other provisions of this Section 7, following the Closing, NRx shall indemnify, defend (as provided in Section 7.3), and hold harmless Relief, its Affiliates, and each of their respective officers, directors, employees, agents, successors and permitted assigns (each a "Relief Indemnified Party") from and against and in respect of any and all Damages to the extent caused by, related to, or arising, directly or indirectly, from or in connection with any of the following:

(a)           any Excluded Liabilities or Excluded Assets;

(b)           any inaccuracy in or breach of any representation or warranty made by NRx in this Agreement; or

(c)           any breach or nonfulfillment by NRx of any of its covenants, obligations or agreements contained in this Agreement;

7.2           Indemnification by Relief. Subject to the other provisions of this Section 7, following the Closing, Relief shall indemnify, defend (as provided in Section 7.3), and hold harmless NRx, its Affiliates, and each of their respective officers, directors, employees, agents, successors and permitted assigns (each a "NRx Indemnified Party") from and against and in respect of any and all Damages to the extent caused by, related to, or arising, directly or indirectly, from or in connection with any of the following:

(a)           any Assumed Liabilities;

(b)           any inaccuracy in or breach of any representation or warranty made by Relief in this Agreement; or

(c)           any breach or nonfulfillment by Relief of any of its covenants, obligations or agreements contained in this Agreement;

7.3           Limitations. The Party making a claim under this Section is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.1 and Section 7.2 shall be subject to the following limitations: (a) the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.1(b) or Section 7.2(b), as the case may be, until the aggregate amount of all Damages in respect of indemnification exceeds Five Hundred Thousand Dollars ($500,000) (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Damages in excess of the Deductible, and (b) the aggregate amount of all Damages for which an Indemnifying Party shall be liable or required to pay pursuant to Section 7.1(b) or Section 7.2(b), as the case may be, shall not exceed Two Million Dollars ($2,000,000) and the aggregate amount of all Damages for which NRx shall be liable or required to pay pursuant to Section 7.1(c) shall not exceed Three Million Dollars ($3,000,000). Notwithstanding the foregoing, if Relief fails to use Commercially Reasonable Efforts to develop, commercialize and market the Product or no Royalty Payments or Milestone Payments are actually paid, NRx shall have no obligation for indemnification hereunder other than under Section 7.1(a). Except for indemnification under Section 7.1(a), which shall not be covered by the limitation in this sentence, NRx's total indemnity obligation to Relief under this Agreement shall not exceed the total amount of Royalty Payments and Milestone Payments actually paid to NRx hereunder. Relief acknowledges and agrees that it has had an opportunity to conduct a thorough investigation and due diligence inquiry on NRx and its Affiliates, and in no event shall NRx or any of its Affiliates have any liability to Relief or any of its Affiliates with respect to the breach of any representation or warranty in this Agreement to the extent Relief or any of its Affiliates knew of such breach as of the Closing Date. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.

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7.4           Third-Party Claims.

(a)           If any Indemnified Party becomes aware of a Third Party claim (including any action or proceeding commenced or threatened to be commenced by any Third Party) that the Indemnified Party reasonably believes may give rise to the Indemnifying Party’s obligation to indemnify pursuant to this Section 7 (any such claim, a "Third-Party Claim"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third-Party Claim (such notice, the "Claim Notice"). The Claim Notice shall be accompanied by copies of any relevant and material documentation submitted by the Third Party making such Third-Party Claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided that no delay or failure on the part of the Indemnified Party in delivering a Claim Notice shall relieve the Indemnifying Party from any liability hereunder except and only to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such delay or failure.

(b)           Within twenty (20) Business Days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the Third-Party Claim referred to therein at the Indemnifying Party’s sole cost and expense with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding anything to the contrary contained herein, the Indemnifying Party shall not be entitled to assume or control the investigation, defense or prosecution of such Third-Party Claim if (i) a material portion of the Damages associated with such Third-Party Claim are not reasonably expected to be indemnifiable hereunder, (ii) at the time of assumption or thereafter, the Indemnifying Party fails to conduct the investigation, defense or prosecution actively and diligently, or (iii) such Third-Party Claim seeks non-monetary, equitable or injunctive relief against the Indemnified Party or alleges any violation of Law by the Indemnified Party; and in each such case ((i), (ii) or (iii)), the Indemnified Party may assume control of its defense.

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(c)           The Party not controlling the defense of such Third-Party Claim (the "Non-Controlling Party") may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such Third-Party Claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such Third-Party Claim which cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The Party controlling the defense of such Third-Party Claim (the "Controlling Party") shall keep the Non-Controlling Party advised, in writing, of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party, as reasonably requested by the Controlling Party, in the defense of such Third-Party Claim.

(d)           The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third-Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if (i) such settlement or judgment (A) involves no admission of wrongdoing by the Indemnified Party, and (B) the sole relief provided is monetary Damages, and (ii) the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party and its Affiliates, directors, officers, employees and representatives from further liability. Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit liability with respect to, or agree to any settlement of or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnifying Party shall not be required with respect to any such settlement or judgment if the Indemnified Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and that no Indemnified Party is entitled to indemnification under this Agreement in respect of such settlement or judgment. Furthermore, a Party’s consent to any settlement of a Third-Party Claim shall not be used as evidence of the truth of the allegations in any Third-Party Claim or the merits of such Third-Party Claim and the existence of any Third-Party Claim shall not create a presumption of any breach by a Party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.

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7.5           LIMITS ON INDEMNIFICATION. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL LOSSES, LOSSES BASED UPON LOST REVENUES OR PROFITS, DIMINUTION OF VALUE, MULTIPLE OF EARNINGS, PROFITS OR CASH FLOW OR SIMILAR MEASURES, HOWEVER CAUSED OR ON ANY THEORY OF LIABILITY, THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF OR ANY OTHER TRANSACTION CONTEMPLATED HEREBY, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES; PROVIDED THAT NOTHING IN THIS SECTION 7.5 SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS SECTION 7 WITH RESPECT TO THIRD-PARTY CLAIMS, (B) EITHER PARTY’S LIABILITY FOR BREACHES OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION 8, or (C) NRX'S LIABILITY FOR BREACH OF SECTION 5.6.

7.6           Reserved.

7.7           Survival and Expiration of Representations, Warranties and Covenants.

(a)           The representations and warranties made by each of NRx and Relief in Section 3 and Section 4, respectively, shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months after the Closing Date (the "Expiration Date"). None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. If Relief or NRx delivers to the other Party, before the Expiration Date, either a Claim Notice or based upon a breach of a representation or warranty in Section 3 or Section 4, then such claim and associated representation and warranty and right to indemnification (including any right to pursue such indemnification hereunder) will not terminate, and shall survive until (but only for purposes of) the resolution and final determination of such claim covered by such Claim Notice.

(b)           Each covenant and agreement in this Agreement, and all associated rights to indemnification (including any right to pursue such indemnification hereunder), will survive the Closing and will continue in full force thereafter, without limitation as to time, until fully performed in accordance with its terms or until the date that is ninety (90) days past the expiration of the applicable statute of limitations period relating to such covenant or agreement. Any claims based on fraud will survive the Closing indefinitely.

7.8           Right of Set off. If a Third Party makes a Third-Party Claim against any Relief Indemnified Party, then, at any time that Relief incurs or otherwise suffers Damages (including reasonable fees and expenses of counsel and other professionals and experts if NRx (as the Indemnifying Party) fails to assume control of the defense of such Third-Party Claim for any reason or if Relief (as the Indemnified Party) assumes control of the defense of such Third-Party Claim pursuant to Section 7.4(b)), Relief may set off the amount of the Damages incurred or otherwise suffered by Relief in connection with such Third-Party Claim against milestone payments or Royalty Payments which has not been paid to NRx in accordance with this Agreement. Neither the exercise of, nor the failure to exercise, such right of set off shall constitute an election of remedies or limit Relief in any manner in the enforcement of any other remedies that may be available to Relief.

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7.9           Construction. For purposes of determining whether a breach has occurred in connection with a claim for indemnification under this Section 7, each of the representations and warranties that contains any qualifications as to "materiality" shall be deemed to have been given as though there were no such qualifications.

SECTION 8.     Confidentiality

8.1           Confidential Information. Except as expressly provided herein, the Parties agree that the receiving Party of Confidential Information shall not, directly or indirectly, publish or otherwise disclose to any Third Party and shall not use for any purpose at any time any Confidential Information (whether or not such information is or was developed by any of them), except to the extent permitted under this Section 8. The receiving Party shall: (i) use the disclosing Party's Confidential Information solely for the purpose for which it was provided, and (ii) maintain the Confidential Information as confidential and safeguard such Confidential Information and to protect it against disclosure, misuse, loss and theft. The Parties agree that Confidential Information is not deemed to be in the public domain merely because any part of the information is embodied in general disclosures or because individual features, components or combinations are now, or become, known to the public. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a)           was already known to the receiving Party at the time of disclosure, other than under an obligation of confidentiality;

(b)           was available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)           became available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)           was independently developed by the receiving party after the Closing Date; or

(e)           was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation of confidentiality to the disclosing Party or any other Third Party.

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8.2           Permitted Disclosures. Notwithstanding Section 8.1, each receiving Party may disclose Confidential Information of the disclosing Party to the extent that such disclosure is:

(a)           made on or behalf of Relief to any Governmental Authority or any Regulatory Authority as required in connection with the filing, application or request for Marketing Approval of the Product; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law;

(b)           made in response to a valid order of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party's legal counsel, such disclosure is required by applicable Law, including, without limitation, disclosure requirements with the SIX Swiss Exchange (the "SIX") and the United States Securities and Exchange Commission ("SEC"), provided, however, that to the extent practicable and not otherwise prohibited by applicable Law, the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party (i) a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued, and (ii) a right to review and comment upon such disclosure, which comments shall be considered in good faith by the receiving Party, and provided further that the Confidential Information disclosed in response to such court or governmental order shall be limited to the information which is legally required to be disclosed in response to such court or governmental order;

(c)           made by or on behalf of Relief as may reasonably be necessary for the purposes of the registration and pursuit of the Transferred IP, provided, however, that reasonable measures shall be taken to assure the confidential treatment of such information, to the extent such protection is available; or

(d)           made in confidence by the receiving party to its or its Affiliates' attorneys, auditors, advisers, consultants, or contractors who have a reasonable need to know.

8.3           Public Announcements. Notwithstanding anything to the contrary herein, except as may be required to comply with the requirements of any applicable Law, including the rules and regulations of the SIX or the SEC or other stock exchange upon which the securities of a Party is listed, from and after the Execution Date, no press release or similar public announcement or communication shall be made or caused to be made by either Party or any of its Affiliates relating to this Agreement or the Transactions without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Parties will issue press releases, in each case that are approved by mutual agreement of the Parties, announcing (a) the execution of this Agreement and (b) the Closing of the Transactions. For clarity, Relief and NRx may issue such press releases, public announcements or communications or make such SEC filings as it determines are reasonably necessary to comply with disclosure requirements of the SIX and the SEC.

8.4           Survival. The receiving Party’s obligations of confidentiality and non-use with respect to any Confidential Information set forth in this Section 8 shall survive termination of this Agreement for a period of seven (7) years thereafter; provided that such obligations with respect to any Confidential Information comprising a Trade Secret of the disclosing Party shall survive and continue for as long as such Confidential Information qualifies as a Trade Secret of the disclosing Party under applicable Law.

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SECTION 9.     Miscellaneous Provisions

9.1           Force Majeure. Neither Party shall be liable for any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure is attributable to acts or events (including acts of God, war, terrorist activities, conditions or events of nature, industry wide supply shortages, civil disturbances, embargo, work stoppage, power failures, fire, flood, earthquake, epidemic, pandemic (other than COVID-19), unavailability of supplies, materials or transportation, or any applicable Law or decision, order or judgment of any Governmental Authority), and in general any other cause or condition beyond its reasonable control which impair or prevent in whole or in part performance by such Party hereunder; provided that the payment of amounts due and owing hereunder shall not be excused or delayed as a result of any force majeure act or event. If a Party is unable to perform its duties and obligations hereunder as a result of an event of force majeure, as described in the first sentence of this Section 9.1, the affected Party shall, as promptly as reasonably practicable, give notice of the occurrence of such event to the other Party and shall use its Commercially Reasonable Efforts to resume the performance at the earliest reasonably practicable date.

9.2           Amendment. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by an authorized representative of each Party.

9.3           Expenses. Except as set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

9.4           Waiver.

(a)           No failure on the part of a Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of a Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.5           Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Disclosure Schedule, Updated Disclosure Schedule, Ancillary Agreements and the Settlement Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter, including any confidentiality agreement previously in place between the parties which is superseded hereby.

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9.6           Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In the event of any dispute or controversy arising under or related to this Agreement that is not resolved amicably through good faith discussion, each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the federal or state courts in Manhattan, New York. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

9.7           Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by NRx or Relief without the prior written consent of the Other Party, and any attempted assignment of this Agreement or any such rights or obligations without such consent shall be void and of no effect; provided that (a) either Party may assign this Agreement or any such rights or obligations to an Affiliate without the prior written consent of the other Party, and (b) either Party may assign this Agreement as a whole without the consent of the other Party, to a successor in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party or of that part of such Party’s business to which this Agreement relates. Subject to the foregoing, this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns.

9.8           Third Party Beneficiaries. Except for the rights to indemnification provided for in Section 7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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9.9           Notices. Any notice or other communication required or permitted to be delivered to either Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) one Business Day after being sent by courier or express next-day delivery service, provided that in each case the notice or other communication is sent to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Party):

If to Relief:

RELIEF THERAPEUTICS Holding SA

Avenue de Sécheron 15

1202 Genève

Switzerland

Attention: Jack Weinstein, Chief Financial Officer

jack.weinstein@relieftherapeutics.com

with a copy to (which shall not constitute notice):

Philip B. Schwartz, Esq.

Akerman LLP

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

954-468-2455

philip.schwartz@akerman.com

if to NRx Pharma and NeuroRx:

NRx Pharmaceuticals, Inc.

1201 North Market Street

Suite 111

Wilmington, DE 19801

Attention: Stephen H. Willard, Chief Executive Officer

willard@nrxpharma.com

with copies (which will not constitute notice hereunder) to:

Douglas Boggs, Esq.

DLA Piper (US) LLP

500 8th Street, NW

Washington, DC 20004

202-799-4070

douglas.boggs@us.dlapiper.com

9.10         Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party hereto. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are consummated to the fullest extent possible.

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9.11         Specific Performance; Non-Exclusive Remedies. Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Relief and NRx would be irreparably harmed if any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at Law, a non-breaching Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available.

9.12         Standstill Agreement. Unless approved in advance in writing by the board of directors of the other Party, for the five years following the Closing Date, neither NRx nor Relief, nor any of their respective officers, directors or Affiliates, will (a) acquire collectively an interest in the other Party exceeding 5% of the other Party's outstanding common stock (in the case of NRx) or ordinary shares (in the case of Relief), on a fully diluted basis, (b) take any action that would reasonably be expected to effect such a transaction in the future, or (c) encourage, instigate or assist any third party to take an action to acquire such interest.

9.13         Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d)           the term "or" will be interpreted in the inclusive sense commonly associated with the term "and/or."

(e)           Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

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(f)            The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g)           As used in this Agreement, the word "day" will mean calendar day unless Business Day is specified.

9.14         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each of the signatories to this Agreement may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail or by other electronic means. PDF or other electronic signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature Page Follows]

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In Witness Whereof, the Parties have caused this Asset Purchase Agreement to be executed as of the Execution Date.

NRx Pharmaceuticals, Inc.

By:	/s/ Stephen Willard
Name: Stephen Willard
Title: Chief Executive Officer

NeuroRx, Inc.

By:	/s/ Stephen Willard
Name: Stephen Willard
Title: CEO

RELIEF THERAPEUTICS Holding SA

By:	/s/ Jeremy Meinen
Name: Jeremy Meinen
Title: VP Finance, CAO

RELIEF THERAPEUTICS INTERNATIONAL SA

By:	/s/ Jeremy Meinen
Name: Jeremy Meinen
Title: VP Finance, CAO

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Exhibit A

Form of Intellectual Property Assignment Agreement

[Redacted]

Exhibit B

Form of Assignment and Assumption Agreement

[Redacted]

2

Exhibit C

Form of Bill of Sale

[Redacted]

3

Exhibit D

Settlement Agreement

Schedule 1.13
Compound

Schedule 1.67
Transferred Contracts

Company / Vendor	Service	Dated

Schedule 1.68
Transferred IP

Schedule 1.69

Inventory of Product and Compound

Schedule 2.5(b)

Closing Deliveries

Schedule 4.5

Relief Litigation Regarding the Product

[Redacted]